UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  April 17, 2014

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 17, 2014, Theravance, Inc. (the “Company”) and LABA Royalty Sub LLC, a Delaware limited liability company (the “Issuer”) and wholly owned subsidiary of the Company, entered   into certain note purchase agreements (each, a “Note Purchase Agreement” and collectively, the “Note Purchase Agreements”), with the note purchaser or note purchasers referenced therein (each, a “Note Purchaser” and collectively, the “Note Purchasers”), relating to the private placement by the Issuer to the Note Purchasers of $450,000,000 aggregate principal amount of the Issuer’s non-recourse LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029 (the “Notes”)  issued under the Indenture, dated as April 17, 2014 (the “Indenture”), by and between the Issuer and U.S. Bank National Association, a national banking association, as initial trustee (in such capacity, the “Trustee”).

The Notes are secured by a security interest in a segregated bank account (the “Collection Account”) established to receive 40% of royalties from global net sales occurring on or after April 1, 2014 and ending upon the earlier of full repayment of principal or May 15, 2029, of RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol “FF/VI”), ANORO™ ELLIPTATM (umeclidinium bromide/vilanterol, UMEC/VI) and, if developed, approved and commercialized, VI monotherapy, by Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (the “Counterparty”), its affiliates and their licensees (and their licensees’ affiliates) to third parties (the “Retained Royalty Payments”) that are paid by the Counterparty pursuant to the Collaboration Agreement, dated November 14, 2002, as amended from time to time (the “Collaboration Agreement”), entered into between the Company and the Counterparty.

Simultaneously with the Note Purchase Agreements, the Company entered into a series of related agreements to support and effectuate the issuance and sale of the Notes.

Pursuant to the Sale and Contribution Agreement, dated as of April 17, 2014, (the “Sale and Contribution Agreement”), between the Company, as the transferor, and the Issuer, as the transferee, the Company sold and contributed to the Issuer all of its right, title and interest in, to and under the Collaboration Agreement and all of its rights and obligations thereunder other than certain excluded rights and obligations described herein; provided, that the Company will continue to receive all of the amounts paid by the Counterparty pursuant to the Collaboration Agreement other than the Retained Royalty Payments subject to the agreement of the Company to continue to perform all of the obligations (including the payment obligations) due to the Counterparty under the Collaboration Agreement.

Pursuant to the Servicing Agreement, dated as of April 17, 2014 (the “Servicing Agreement”), between the Issuer and the Company, in its capacity as the servicer (the “Servicer”), the Servicer has agreed to monitor, manage and administer the Issuer’s rights and obligations under the Collaboration Agreement.

Pursuant to the Account Control Agreement, dated as of April 17, 2014 (the “Account Control Agreement”) among the Issuer, as grantor, the Company, the Trustee, as the secured party, and the U.S. Bank National Association, as financial institution, the security interest of the Trustee in the Issuer’s rights in the Collection Account was perfected.

Pursuant to the terms of the Indenture, the Notes are not convertible into Company equity and have no security interest in nor rights under any Company agreement with the Counterparty.  The Notes may be redeemed at any time prior to maturity, in whole or in part, at specified redemption premiums. The Notes bear an annual interest rate of 9%, with interest and principal paid quarterly beginning November 15, 2014.  Prior to May 15, 2016, in the event that the specified portion of royalties received in a quarter is less than the interest accrued for the quarter, the principal amount of the Notes will increase by the interest shortfall amount for that period.  Since the principal and interest payments on the Notes are based on royalties from product sales, which will vary from quarter to quarter, the Notes may be repaid prior to the final maturity date in 2029.  Net proceeds of the offering are expected to be approximately $434.3 million; however, $32 million of such proceeds have been deposited into a milestone payment reserve account to fund 40% of any future milestone payments owing to the Counterparty under the Collaboration Agreement.  The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

The Issuer was formed on November 22, 2013 and is governed as a special purpose bankruptcy remote entity under Delaware law by the Limited Liability Agreement, dated as of April 17, 2014 (the “LLC Agreement”), entered into by the Company as the initial sole equity member of the Issuer.

The Note Purchase Agreements, Indenture, Sale and Contribution Agreement, Servicing Agreement, Account Control Agreement and LLC Agreement are collectively referred to herein as the “Transaction Documents.”  The foregoing descriptions of the Transaction Documents do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as exhibits hereto and incorporated herein by reference.

The definitions for the Transaction Documents are set forth in the Annex A — Rules of Construction and Defined Terms.

Item 8.01.  Other Events.

On April 21, 2014, the Company issued a press release announcing the issuance and sale of the Notes.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Form of Note Purchase Agreement, dated April 17, 2014.
4.1	Indenture, dated April 17, 2014.
10.1	Sale and Contribution Agreement, dated April 17, 2014.
10.2	Servicing Agreement, dated April 17, 2014.
10.3	Account Control Agreement, dated April 17, 2014.
10.4	Limited Liability Agreement of LABA Royalty Sub LLC, dated April 17, 2014.
10.5	Annex A — Rules of Construction and Defined Terms, dated April 17, 2014.
99.1	Press Release of Theravance, Inc., dated April 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: April 21, 2014	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer